June 4, 2008

Mr. Michael Lamach
107 Eastham Court
Mooresville, NC 28117

Dear Mike,

As an addendum to our employment agreement (dated December 24, 2003), the following severance arrangements are being provided in the event of your involuntary termination from Ingersoll Rand for other than gross cause.

a.
Severance payment of eighteen months base salary if termination occurs before February 14, 2009 (within five years of date of hire); and twelve months base salary if termination occurs after this date.

b.	Full year payment of Annual Incentive Matrix (AIM) according to plan provisions up to target level.
c.	Stock Options: The special retention grant of 100,000 options to be awarded on the first trading day following the Trane closing will have the following special treatment:
i.	These options will become fully vested (accelerated) on the date of termination (as defined above);
ii.	They will remain exercisable for a period of 18 months following such termination.
d.	Performance Share Program (PSP) or future Long Term Incentive Plan (LTIP):
i.	Current year Award: pro-rata payment of award earned as of termination date, paid according to the plan provisions up to target.
ii.	Prior year Award: Accelerated vesting to termination date.

Sincerely,

Herbert L. Henkel
Chairman, President and
Chief Executive Officer

cc:	Marcia Avedon
Rob Butler